Exhibit 99.2

Ribbon Communications Inc.

Restricted Stock Unit Award Agreement (Performance-Based Vesting)

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”), is made effective as of the date set forth in the table immediately below (the “Grant Date”), between Ribbon Communications Inc., a Delaware corporation (the “Company”), and the participant named in the table immediately below (the “Participant”).

Participant:	John Townsend
Grant Effective Date:	October 15, 2024
Number of Restricted Stock Units Subject to Vesting Based on Company Performance Metrics (“Annual Performance PSUs”):	138,461
Number of Restricted Stock Units Subject to Vesting Based on Company Performance Metrics (“TSR PSUs”):	92,308

RECITALS

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to, as an inducement material to the decision by the Participant to accept employment with the Company, grant to the Participant the Restricted Stock Units (as defined below) described herein pursuant to the terms set forth below; and

 WHEREAS, the award of the Restricted Stock Units pursuant to this Agreement (this “Award”) is being made and granted as a stand-alone award and not granted under the Ribbon Amended and Restated 2019 Incentive Award Plan, as amended (the “Plan”).

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.      Award of Restricted Stock Units.

a.	Subject to the terms and conditions of the Plan and this Agreement and in consideration of employment services rendered and to be rendered by the Participant to the Company, the Company hereby grants to the Participant the restricted stock units (the “Restricted Stock Units” or “PSUs”) set forth in the table immediately above. Each Restricted Stock Unit entitles the Participant to such number of shares of Common Stock, subject to continued employment, upon vesting as is determined pursuant to Section 2 hereof.

b.	This Award is being made and granted as a stand-alone award, separate and apart from, and outside of, the Plan, and shall not constitute an award granted under or pursuant to the Plan. Notwithstanding the foregoing, the terms, conditions and definitions set forth in the Plan (other than Section 11(i) of the Plan) shall apply to the Agreement and the Restricted Stock Units awarded hereunder as if the Restricted Stock Units had been granted under the Plan, and the Agreement shall be subject to such terms, conditions and definitions, which are hereby incorporated into this Agreement by reference (and any references to the Plan in this Agreement shall solely be interpreted to be references to the substance of the provisions of the Plan so incorporated, but shall not in any way imply or indicate that this Award was granted under the Plan). For the avoidance of doubt, the Restricted Stock Units awarded under this Agreement shall not be counted for purposes of calculating the aggregate number of shares of Common Stock that may be issued or transferred pursuant to awards under the Plan as set forth in Section 4(a) of the Plan. In the event of any inconsistency between the Plan and this Agreement, the terms of this Agreement shall control.

c.	This Award is intended to constitute an “employment inducement grant” under NASDAQ Listing Rule 5635(c)(4), and consequently is intended to be exempt from the NASDAQ rules regarding shareholder approval of stock option and stock purchase plans. This Agreement and the terms and conditions of the PSUs shall be interpreted in accordance and consistent with such exemption.

2.      Vesting of Restricted Stock Units.

a.	Upon the vesting of the Award, as described in this Section and Schedule 1 attached hereto, the Company shall deliver for each Restricted Stock Unit that vests, the number of shares of Common Stock as is determined pursuant to Schedule 1. The Common Stock shall be delivered as soon as practicable following the Vesting Date (as defined in Schedule 1), but in any case within 30 days after such date.

b.	Subject to Section 2(c) and Section 3, the Restricted Stock Units shall vest in accordance with the terms set forth in Schedule 1 attached hereto.

c.	Notwithstanding Section 2(b), upon the Participant’s termination of employment, the Award shall become subject to the acceleration of vesting to the extent provided in Schedule 1 attached hereto or under the terms of the Participant’s employment or severance agreement with the Company, subject to any terms and conditions set forth in the Plan or imposed by the Board (including in Schedule 1 hereto).

3.     Termination of Employment. Subject to Section 2(b) and Section 2(c) and notwithstanding any other provision of the Plan to the contrary, upon the termination of the Participant’s employment with the Company and its subsidiaries, the Award, to the extent not yet vested and not eligible to vest thereafter, shall immediately and automatically terminate; provided, however, that the Board may, in its sole and absolute discretion agree to accelerate the vesting of all or any portion of the Award, to the extent not vested previously, upon the Participant’s termination of employment or otherwise, for any reason or no reason, but shall have no obligation to do so.

For purposes of the Plan and the Award, a termination of employment shall be deemed to have occurred on the date upon which the Participant ceases to perform employment duties for the Company or its subsidiaries following the provision of any notification of termination or resignation from employment, and without regard to any period of notice of termination of employment (whether expressed or implied) or any period of severance or salary continuation. Notwithstanding any other provision of the Plan, the Award, this Agreement or any other agreement (written or oral) to the contrary, the Participant shall not be entitled (and by accepting an Award, thereby irrevocably waives any such entitlement) to any payment or other benefit to compensate the Participant for the loss of any rights under the Plan as a result of the termination or expiration of an Award in connection with any termination of employment. No amounts earned pursuant to the Plan or any Award shall be deemed to be eligible compensation in respect of any other plan of the Company or any of its subsidiaries.

4.      No Assignment. Except as expressly permitted under the Plan, this Agreement may not be assigned by the Participant by operation of law or otherwise.

5.      No Rights to Continued Employment. The granting of the Award evidenced hereby and this Agreement shall impose no obligation on the Company or any of its affiliates to continue the employment or service of the Participant and shall not lessen or affect any right that the Company or any of its affiliates may have to terminate the employment and/or service of such Participant. The Participant shall remain an “at will” employee.

6.      Governing Law. This Agreement will be governed by and interpreted and construed in accordance with the internal laws of the State of Delaware (without reference to principles of conflicts or choice of law) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and metrics.

7.      Tax Obligations. As a condition to the granting of the Award and the vesting and settlement thereof, the Participant acknowledges and agrees that he/she is responsible for the payment of income and employment taxes (and any other taxes) payable in connection with the grant, vesting and settlement of an Award. Accordingly, the Participant agrees to remit to the Company or any applicable affiliate an amount sufficient to pay any such taxes that are required to be withheld by the Company in connection with the Award. Such payment shall be made to the Company or the applicable affiliate of the Company in a form that is reasonably acceptable to the Company or the applicable affiliate, as the Company or affiliate may determine in its sole discretion. Notwithstanding the foregoing, the Company may retain and withhold from delivery at the time of vesting or settlement that number of shares of Common Stock having a fair market value equal to the taxes to be withheld with respect to the Award, which retained shares shall fund the payment of such taxes by the Company on behalf of the Participant. The Participant acknowledges that he or she is responsible for reviewing with his or her own tax advisors the federal, state, local and other tax consequences of the transactions contemplated by this Agreement. The Participant acknowledges that he or she is not relying on any statements or representations of the Company or any of its agents.

8.      Notices. Any notification required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service or, if outside the United States, the local equivalent of the United States Postal Service, by registered or certified mail, with postage and fees prepaid. A notice shall be addressed to the Company, Attention: General Counsel, at its principal executive office and to the Participant at the address he or she most recently provided to the Company.

9.      Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

10.   Amendments. This Agreement may be amended or modified only by a written agreement signed by the Company and the Participant; provided, however, that the Board may amend or alter this Agreement and the Award granted hereunder at any time, subject to the terms of the Plan.

11.   Authority. The Board has complete authority and discretion to determine Awards, and to interpret and construe the terms of the Plan and this Agreement. The determination of the Board as to any matter relating to the interpretation or construction of the Plan or this Agreement shall be final, binding and conclusive on all parties.

12.   Successors. This Agreement will bind and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, devisees, and legal representatives.

13.   Entire Agreement. Except as set forth herein, this Agreement and the Plan supersede all prior agreements, whether written or oral and whether express or implied, between the Participant and the Company relating to the subject matter of this Agreement. Notwithstanding the foregoing, to the extent that the Participant has entered into an employment agreement with the Company and the terms noted in such employment agreement are inconsistent with or conflicts with this Agreement, then the terms of the employment agreement will supersede the inconsistent or conflicting terms set forth herein as determined by the Board in accordance with Section 3(a) of the Plan. In all other respects, this Agreement shall remain in full force and effect.

14.   Rights as a Stockholder. The Participant shall have no rights as a stockholder of the Company with respect to any shares of Common Stock underlying or relating to any Award until the issuance of a stock certificate to the Participant in respect of such shares of Common Stock.

15.   Erroneously Awarded Compensation. The Award (including any proceeds, gains or other economic benefit actually or constructively received by Participant upon any receipt of the Award or upon the receipt or resale of shares of Common Stock underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of applicable law, including without limitation the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Section 10D of the Exchange Act and any rules or regulations promulgated thereunder (or any amendment or modification of any such claw-back policy adopted by the Company).

16.   Severability. The provisions of this Agreement are severable and if any one or more provisions are deemed to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

17.   Section 409A.

a.	This Agreement is intended to comply with or be exempt from Section 409A of the Code (together with the Department of Treasury regulations and other interpretive guidance issued thereunder (including, without limitation, any such regulations or other guidance issued after the Grant Date, “Section 409A”) and, to the extent applicable, this Agreement shall be interpreted in accordance with Section 409A.

b.	If and to the extent (i) any portion of any payment, compensation or other benefit provided to the Participant pursuant to this Agreement in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A) (the “New Payment Date”), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

c.	Notwithstanding any other provision of the Plan or this Agreement, if at any time the Board determines that the Restricted Stock Units (or any portion thereof) may be subject to Section 409A, the Board shall have the right in its sole discretion (without any obligation to do so or to indemnify the Participant or any other person for failure to do so) to adopt such amendments to this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Board determines are necessary or appropriate for Restricted Stock Units to be exempt from the application of Section 409A or to comply with the requirements of Section 409A. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Participant or any other individual to the Company or any of its affiliates, employees or agents.

18.   Captions. The captions of the sections of this Agreement are for reference only and will not affect the interpretation or construction of this Agreement.

19.   Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement will not be binding on either party unless and until signed by both parties.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is effective as of the date first above written.

RIBBON COMMUNICATIONS INC.

By:	/s/ Bruce McClelland
Name: Bruce McClelland
Title: Chief Executive Officer

Agreed and acknowledged as of the date first above written:

/s/ John Townsend
John Townsend

Schedule 1

1.      Annual Performance PSUs

The Annual Performance PSUs shall be eligible to vest based on both (a) achievement of Company performance goals with respect to each of the three Annual Performance Periods, as established by the Board on an annual basis within a reasonable period of time, and in any event within three months, following the commencement of each such Annual Performance Period (such goals with respect to an Annual Performance Period, the “Annual PSU Goals”), and (b) Participant’s continued employment through the Vesting Date.

The Board shall measure the Company’s level of achievement of the Annual PSU Goals for an applicable Annual Performance Period (and the number of shares of Common Stock earned in respect of the Annual Performance PSUs with respect to each Annual Performance Period) within a reasonable period of time following the end of such Annual Performance Period (and in any event as is necessary to pay the Annual Performance PSUs as described below) and such number of shares of Common Stock earned for the applicable Annual Performance Period shall be final, binding and conclusive on all persons. The aggregate number of shares of Common Stock earned relating to each Annual Performance Period will vest on the Vesting Date, subject to Participant’s continued employment through such date (except as otherwise set forth below). For the avoidance of doubt, to the extent Participant’s employment with the Company is terminated for any reason prior to the Vesting Date, he or she shall forfeit all Annual Performance PSUs (except to the extent provided in Section 3 of this Schedule 1 or as otherwise provided for in any Employment Agreement with the Participant).

The Annual PSU Goals for the each of the Annual Performance Periods ending December 31, 2025, 2026 and 2027 (pursuant to which up to 1/3 of the Annual Performance PSUs are eligible to vest for each Annual Performance Period at between 0% and 150% of the target amount for such Annual Performance Period) will be established by the Board in its discretion within a reasonable period of time following the commencement of the applicable Annual Performance Period and communicated to the Participant as promptly as reasonably practicable thereafter.

2.      TSR PSUs

The TSR PSUs shall be eligible to vest based on both (a) the Company’s total shareholder return (“TSR”) as compared to the TSR for the period from the Grant Date through December 31, 2027 of each of the companies that comprise the Company’s peer companies (the “Index”) as of the Grant Date, which are disclosed in Schedule 2 (collectively, the “Index Companies”) as set forth below, and (b) Participant’s continued employment through the Vesting Date.

The TSR of the Company and of each of the Index Companies will be calculated by the Board based on the 20-trading day average of the shares of Common Stock or the shares of common stock of each of the Index Companies, as applicable, immediately prior to the first trading day of the TSR Performance Period and the 20-trading day average of the shares of Common Stock or shares of common stock of each of the Index Companies, as applicable, immediately prior to and including the last trading day of the TSR Performance Period, assuming ordinary cash dividends are reinvested in additional shares of stock on the applicable ex-dividend date.

Notwithstanding the foregoing, (a) companies that are either acquired or that go private after the start of the TSR Performance Period will be excluded from the relative TSR measurement described below, and (b) except for the companies excluded pursuant to subsection (a) immediately above, companies that leave the Index after the Grant Date, including, without limitation, in the event of a bankruptcy, shall remain an Index Company with an assumed TSR of negative 100.00% for the TSR Performance Period. For clarity, companies that were part of the Index on the Grant Date but leave the Index during the TSR Performance Period should still be included in the relative TSR measurement described below based on such company’s actual performance (i.e., such company should not have an assumed TSR of 100.00% for the TSR Performance Period but its actual performance should be used).

At the end of the TSR Performance Period, the Board shall determine the number of shares with respect to the TSR PSUs that will be earned based on the Company’s TSR ranked among the TSR of the Index Companies and the percentile rank is calculated based on the Company’s position in the ranking. The payout scale is detailed in the following table, with straight-line interpolation between the 25th and 50th Percentile Ranks, and between the 50th and 75th Percentile Ranks. The number of shares of Common Stock that will be eligible to vest in respect of the TSR PSUs will be that number of shares of Common Stock that equals the percentage assigned to the Company’s TSR Percentile Rank for the TSR Performance Period multiplied by the aggregate number of TSR PSUs that are eligible to vest with respect to the TSR Performance Period.

Company’s TSR Percentile Rank in Relation to Index Companies’ TSR	Shares Earned as Percent of Number of TSR PSUs
75th Percentile or Above	200%
50th Percentile	100%
25th Percentile	50%
Below 25th Percentile	0%

The Board’s determination of the scope of the Index Companies and their respective calculations of TSR (and any adjustments thereto) and the Company’s TSR percentile rank in relation to the Index Companies’ TSR shall be final, binding and conclusive on all persons. The aggregate number of shares of Common Stock earned relating to the TSR Performance Period will vest on the Vesting Date, subject to Participant’s continued employment through such date (except as otherwise set forth below). For the avoidance of doubt, to the extent Participant’s employment with the Company is terminated for any reason prior to the Vesting Date, he or she shall forfeit all TSR PSUs (except to the extent provided in Section 3 of this Schedule 1 or as otherwise provided for in the Participant’s employment or severance agreement).

With respect to the computation of TSR and beginning and ending trading price, there shall also be an equitable adjustment to the extent, if any, necessary to preserve the intended incentives of the TSR PSU award and mitigate the impact of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, occurring during the TSR Performance Period (or during the applicable 20-day period immediately prior to the first trading day of the TSR Performance Period). The determination of the Board with respect to any such adjustments shall be final, binding and conclusive on all persons.

3.      Accelerated Vesting.

Annual Performance PSUs and TSR PSUs that are earned as described above and that are eligible to vest will vest as of the Vesting Date, subject to Participant’s continued employment through the Vesting Date. Notwithstanding the foregoing, however:

(a) Upon a termination of Participant’s employment (x) by the Company or any of its affiliates without Cause (other than as a result of Participant’s death or Disability), (y) by the Participant for Good Reason, or (z) upon the Participant’s retirement on or after attaining age 65, in each case prior to an Acquisition:

(i)       Annual Performance PSUs. (A) To the extent such a Participant’s termination as described above occurs following the end of an Annual Performance Period but prior to the Vesting Date, any and all shares of Common Stock underlying the Annual Performance PSUs that were determined by the Board to have been earned but the distribution of which remain subject to the Participant’s employment with the Company through the Vesting Date shall be vested as of the date of the Participant’s termination, and such shares of Common Stock shall be delivered as soon as practicable following the Vesting Date, but in any case within 30 days after such date; (B) to the extent such a termination occurs during an Annual Performance Period and the Board has not yet determined whether the Annual Performance Goals for such Annual Performance Period has been achieved, then a prorated portion of the Annual Performance PSUs for the applicable year (prorated based on the number of days of such Participant’s employment or service during such Annual Performance Period) shall remain outstanding and be eligible to vest if the Board determines that the Company has achieved its Annual Performance Goals for such Annual Performance Period (and the number of shares of Common Stock issuable thereunder shall be calculated based on the level of actual performance as determined by the Board). Any such shares of Common Stock that vest in respect of the Annual Performance PSUs shall be delivered as soon as practicable following the Vesting Date, but in any case within 30 days after such date; and (C) all other Annual Performance PSUs that were not earned based on actual performance with respect to the Annual Performance Periods described above shall be forfeited as of the date they can no longer vest under any circumstances.

(ii)       TSR PSUs. (A) To the extent such a termination occurs following the end of the TSR Performance Period but prior to the Vesting Date, the TSR PSUs shall be vested as of the date of the Participant’s termination with respect to the number of shares of Common Stock determined in accordance with this Schedule 1 and based on actual performance results at the end of the TSR Performance Period, and such shares of Common Stock shall be delivered as soon as practicable following the Vesting Date, but in any case within 30 days after such date; and (B) to the extent such a termination occurs during the TSR Performance Period, a prorated portion of the TSR PSUs (prorated based on days of the Participant’s employment or service during the TSR Performance Period) shall remain outstanding and be eligible to vest with respect to the number of shares of Common Stock determined in accordance with this Schedule 1 and based on actual performance results at the end of the TSR Performance Period. Any such shares of Common Stock that vest in respect of the TSR Performance PSUs shall be delivered as soon as practicable following the Vesting Date, but in any case within 30 days after such date. For the avoidance of doubt, if no shares of Common Stock are earned based on actual performance with respect to the TSR Performance Period described above, all TSR PSUs shall be forfeited as of the date they can no longer vest under any circumstances.

(b) Upon an Acquisition, (i) the number of shares of Common Stock that will be eligible to vest in respect of the Annual Performance PSUs will be calculated based on (A) for any Annual Performance Period(s) completed prior to the Acquisition, actual performance for such Annual Performance Period(s), (B) for any Annual Performance Period in which the Acquisition occurs, actual performance through the date of the Acquisition or, if such performance is not determinable, at target performance, and (C) for any Annual Performance Period(s) that have not yet commenced, at target performance, and (ii) the number of shares of Common Stock that will be eligible to vest with respect to the TSR PSUs will be calculated in accordance with Section 2 of this Schedule 1 as if the date immediately prior to such Acquisition constituted the end of the TSR Performance Period. If the PSUs are not assumed as part of the Acquisition and there is no substitute for the PSUs, all PSUs that remain eligible to vest at the time of the Acquisition shall become vested in full as of the Acquisition (at target performance), and all vested PSUs shall be settled on consummation of the Acquisition if the Acquisition constitutes a “change in control event” under Section 409A of the Code (if the Acquisition does not constitute a “change in control event” under Section 409A of the Code, the vested PSUs shall be settled as soon as practicable following the Vesting Date, but in any case within 30 days after such date. If the PSUs are assumed as part of the Acquisition or there is a substitute for the PSUs, all PSUs that remain eligible to vest at the time of the Acquisition shall remain outstanding and will vest as of the Vesting Date, subject to Participant’s continued employment through the Vesting Date. In the event of termination of Participant’s employment (x) by the Company or any of its affiliates without Cause (other than as a result of the Participant’s death or Disability), (y) by the Participant for Good Reason, or (z) upon the Participant’s the retirement on or after attaining of any Participant age 65, in each case following such Acquisition and prior to the Vesting Date, the PSUs shall be vested as of the date of the Participant’s termination. Such shares of Common Stock that are subject to PSUs following an Acquisition and that become vested after the Acquisition shall be delivered as soon as practicable following the Vesting Date, but in any case within 30 days after such date.

(c) Notwithstanding anything to the contrary herein, (1) if the Participant’s Employment Agreement (if any) contemplates full vesting without reference to the applicable level of performance, this Section 3 shall be deemed to fulfill such contemplated vesting; and (ii) in the event of any conflict between the terms herein and the Employment Agreement (if any), the Employment Agreement shall control; provided, however, nothing in the Employment Agreement will accelerate the time of delivery of any shares of Common Stock pursuant to this Award.

(d) The shares subject to the Annual Performance PSUs and the TSR PSUs held by Participant may be subject to the acceleration of vesting provisions, if any, in Participant’s Employment Agreement and will be treated like any full value equity awards under Participant’s Employment Agreement, if applicable (e.g., “restricted shares” and “restricted stock units”). For clarity, any and all Annual Performance PSUs and TSR PSUs shall be eligible to vest pursuant to the terms hereof as well as pursuant to any Employment Agreement, if applicable (provided that, upon the occurrence of an event resulting in accelerated vesting, the accelerated vesting of either this Agreement or the Employment Agreement (if any), not both, shall apply). Notwithstanding the foregoing, however, nothing in the Participant’s Employment Agreement will accelerate the time of delivery of any shares of Common Stock pursuant to this Award.

4.      Definitions. For purposes of this Schedule 1, the capitalized terms set forth below shall have the following meanings:

i.            “Acquisition” shall mean (i) the occurrence of an “Acquisition” or “Change in Control” as defined in the Employment Agreement following the Grant Date; provided that the entity referenced in the such definition as triggering the “Acquisition” or “Change in Control” (or in relation to the board of directors (or similar governing body) or equity interests of the entity triggering such event) shall mean Ribbon Communications Inc. or (ii) if (x) Participant is not party to an Employment Agreement or (y) no such term is defined in the Employment Agreement, have the meaning set forth in the Plan. The Board shall make all determinations as to whether an Acquisition occurs and such determinations shall be final, binding and conclusive on all Persons, including the Participant.

ii.           “Annual Performance Period” shall mean each fiscal year ending December 31, 2025, 2026 and 2027.

iii.          “Cause” shall have the meaning of “Cause” or “For Cause” set forth in the Employment Agreement; provided that, if (x) Participant is not party to an Employment Agreement or (y) the Employment Agreement does not define “Cause,” then all terminations of employment by the Company other than for objective business reasons shall be deemed to constitute a termination for Cause for purposes of this Agreement.

iv.          “ Disability” shall have the meaning set forth in the Employment Agreement; provided that, if (x) Participant is not party to an Employment Agreement or (y) the Employment Agreement does not define “Disability,” then “Disability” shall mean an illness (mental or physical) or accident, which results in (or could reasonably be expected to result in) the Participant being unable to perform his or her duties as an employee of the Company for a period of one hundred eighty (180) days, whether or not consecutive, in any twelve (12) month period.

v.           “Employment Agreement” as of any date means the employment and/or severance agreement between Participant and the Company or one of its subsidiaries, as in effect on such date, if any.

vi.           “Good Reason” shall have the meaning set forth in the Employment Agreement; provided that, if (x) Participant is not party to an Employment Agreement or (y) the Employment Agreement does not define “Good Reason,” then all terminations of employment by the Participant shall be deemed to constitute a termination without Good Reason for purposes of this Agreement.

vii.         “TSR Performance Period” shall mean the period commencing on October 15, 2024 and ending on December 31, 2027.

viii.      “Vesting Date” shall mean March 15, 2028, or in either case such earlier vesting date as contemplated by Section 3 of this Schedule 1 or as otherwise provided for in a separate agreement with the Company.

Schedule 2

Index Companies

NASDAQ Telecom Index Companies as of 10/15/2024

8x8 Inc. (EGHT)	Digi International Inc. (DGII)	Maris Tech Ltd (MTEK)
Actelis Networks Inc. (ASNS)	DISH Network Corporation (DISH)	Millicom International Cellular SA (TIGO)
ADDvantage Technologies Group Inc. (AEY)	DZS Inc. (DZSI)	Minim Inc. (MINM)
ADTRAN Inc. (ADTN)	EchoStar Corporation (SATS)	Mobilicom Ltd ADR (MOB)
Airgain Inc. (AIRG)	Extreme Networks Inc. (EXTR)	Mynaric AG ADR (MYNA)
Akoustis Technologies Inc. (AKTS)	Franklin Wireless Corp (FKWL)	NETGEAR Inc. (NTGR)
Anterix Inc. (ATEX)	Frontier Communications Parent Inc. (FYBR)	Nice Ltd ADR (NICE)
Applied Opt (AAOI)	Genasys Inc. (GNSS)	Optical Cable Corporation (OCC)
Ast Spacemobile Inc. (ASTS)	Gilat (GILT)	PC-Tel Inc. (PCTI)
ATN International Inc. (ATNI)	Gogo Inc. (GOGO)	Radcom Ltd (RDCM)
AudioCodes Ltd (AUDC)	Harmonic Inc. (HLIT)	Ribbon Communication Inc. (RBBN)
Aviat Networks Inc. (AVNW)	PowerFleet Inc. (PWFL)	Roku Inc. (ROKU)
Bel Fuse A Inc. (BELFA)	Infinera Corporation (INFN)	Sangoma Technologies Corp (SANG)
Bel Fuse B Inc. (BELFB)	Inseego Corp (INSG)	Shenandoah Telecommunications Co (SHEN)
CalAmp Corp (CAMP)	InterDigital Inc. (IDCC)	Siyata Mobile Inc. (SYTA)
Cambium Networks Corp (CMBM)	Iridium Communications Inc. (IRDM)	Sonic Foundry Inc. (SOFO)
Casa Systems Inc. (CASA)	Kaltura Inc. (KLTR)	Sonim Technologies Inc. (SONM)
Ceragon Networks Ltd (CRNT)	KVH Industries Inc. (KVHI)	Spok Holdings Inc. (SPOK)
Charge Enterprises Inc. (CRGE)	Lantronix Inc. (LTRX)	Surgepays Inc. (SURG)
Charter Communications Inc. (CHTR)	Liberty Broadband Srs A (LBRDA)	T-Mobile US Inc. (TMUS)
Cisco Systems Inc. (CSCO)	Liberty Broadband Srs C (LBRDK)	Telesat Corp (TSAT)
Clearfield Inc. (CLFD)	Liberty Global PLC (LBTYA)	TESSCO Technologies Incorporated (TESS)
ClearOne Inc. (CLRO)	Liberty Global PLC Class B (LBTYB)	Ucloudlink Group Inc. (UCL)
Cogent Communications Holdings Inc. (CCOI)	Liberty Global PLC Class C (LBTYK)	Utime Ltd (UTME)
Comcast Corp (CMCSA)	Liberty Latin America Ltd (LILA)	UTStarcom Holdings Corp (UTSI)
Commscope Hlding (COMM)	Liberty Latin America LTD Class C (LILAK)	VEON Ltd (VEON)
COMSovereign Holding Corp (COMS)	Lightwave Logic Inc. (LWLG)	ViaSat Inc. (VSAT)
Comtech Telecommunications Corp (CMTL)	Telefonaktiebolaget LM Ericsson B ADR (ERIC)	Viavi Solutions Inc. (VIAV)
Consolidated Communications (CNSL)	Lumentum Holdings Inc. (LITE)	Vislink Technologies Inc. (VISL)
Crexendo Inc. (CXDO)	Lytus Technologies Holdings Ptv Ltd. (LYT)	Vodafone Group PLC ADR (VOD)